Exhibit 99.1

TRxADE GROUP, INC. Announces Uplisting to

Nasdaq Capital Market,

Pricing of $5.2 Million Firm Commitment Public Offering of Common Stock and Effectiveness of Reverse Stock Split

Ticker Symbol Change to “MEDS”

TAMPA, FL – (February 13, 2020) – Trxade Group, Inc., (Nasdaq: MEDS)(OTCQB: TRXD) (“Trxade Group” or the “Company”), an integrated drug procurement, delivery and healthcare platform that enables price transparency and increased profit margins to healthcare buyers and sellers of pharmaceuticals, today announced that its common stock will begin trading on the Nasdaq Capital Market under the new symbol “MEDS” today, February 13, 2020 (the “Uplisting”). In connection with the Uplisting, the Company’s common stock will cease trading on the OTCQB.

Trxade Group also announced today the pricing of a firm commitment public offering of 806,452 shares of its common stock (post-Reverse Stock Split (as discussed below)) at a price to the public of $6.50 per share (post-Reverse Stock Split). Trxade Group granted the underwriters a 45-day option to purchase up to an additional 120,967 shares of common stock (post-Reverse Stock Split) to cover overallotments, if any. The offering is expected to close on or about February 18, 2020, subject to customary closing conditions.

Trxade Group expects to receive gross proceeds of $5.2 million from the sale of common stock in the offering, prior to deducting the underwriting discounts and offering expenses. Trxade Group intends to use the net proceeds from the offering for working capital and general corporate purposes and possibly to fund acquisitions of other companies, products or technologies.

Dawson James Securities, Inc., Dougherty & Company LLC, and View Trade Securities, Inc. are acting as the underwriters of the offering. Dawson James Securities, Inc. and Dougherty & Company LLC are acting as co-book running managers.

The securities described above are being offered by Trxade Group pursuant to a registration statement on Form S-1 (No. 333-235540) that was declared effective by the Securities and Exchange Commission (SEC) this morning. A preliminary prospectus relating to the offering was filed with the SEC and is available on the SEC’s website located at www.sec.gov. A final prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website. Copies of the prospectus related to this offering may be obtained from Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, or toll free at 866.928.0928.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

Additionally, as previously disclosed, stockholders holding a majority of the outstanding voting shares of the Company, approved a reverse stock split of the outstanding shares of our common stock in the range from one-for-two (1-for-2) to one-for-ten (1-for-10), and provided authority to the Company’s Board of Directors to select the ratio of the reverse stock split in their discretion (the “Stockholder Authority”). On February 12, 2020, the Board of Directors approved a stock split ratio of 1-for-6 (“Reverse Stock Split”) in connection with the Stockholder Authority and the Company filed a Certificate of Amendment with the Secretary of Delaware to affect the Reverse Stock Split which was effective on February 13, 2020. The Reverse Stock Split was undertaken to allow us to meet the minimum share price requirement of the NASDAQ Capital Market in connection with the Uplisting. No fractional shares will be issued as a result of the Reverse Stock Split, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-reverse stock split common stock to any shareholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

All options, warrants and convertible securities of the Company outstanding immediately prior to the reverse stock split will be appropriately adjusted in accordance with their respective terms in order to reflect the reverse stock split.

The reverse stock split does not affect the Company’s authorized common stock, preferred stock or previously designated series of preferred stock, except to affect, where applicable, the conversion rates and voting rights of such preferred stock.

Action Stock Transfer Corporation, the Company’s transfer agent, will act as the exchange agent for the reverse stock split. Please contact Action Stock Transfer Corporation for further information at (801) 274-1088.

About Trxade Group, Inc.

Headquartered in Tampa, Florida, Trxade Group, Inc. (Nasdaq: MEDS)(OTCQB: TRXD) is an integrated drug procurement, delivery and healthcare platform that enables price transparency and increased profit margins to healthcare buyers and sellers of pharmaceuticals. Founded in 2010, Trxade Group is comprised of three synergistic operating platforms; the Trxade B2B trading platform with 11,900 registered pharmacies, licensed virtual Wholesale and Mail Order Pharmacy delivery capabilities using DelivMeds app. For additional information, please visit us at http://www.trxade.com

Forward-Looking Statements

Certain statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Certain risks and uncertainties applicable to us and our operations are described in the “Risk Factors” sections of our most recent annual and quarterly reports and in other reports we have filed with the U.S. Securities and Exchange Commission. These reports are available at www.sec.gov.

Investor Relations Contact:

Christi Justi

800-261-0281

IR@trxade.com